Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2013, relating to the consolidated financial statements and the consolidated financial statement schedule of Columbia Property Trust, Inc. (formerly Wells Real Estate Investment Trust II, Inc.) appearing in the Annual Report on Form 10-K of Columbia Property Trust, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 28, 2013